                                                                  EXECUTION COPY







                        RADIO STATIONS WNAX(AM), WNAX-FM
                              YANKTON, SOUTH DAKOTA

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                     ROY H. PARK BROADCASTING OF THE MIDWEST
                                      INC.
                                   ("SELLER")

                                       AND

                            SAGA COMMUNICATIONS, INC.
                                    ("BUYER")





                                        Date: February 23, 1996

                                TABLE OF CONTENTS
                                -----------------

SECTION 1.  DEFINITIONS....................................................-1-
            -----------
     1.1.   "Accounts Receivable"..........................................-1-
     1.2.   "Assets".......................................................-1-
     1.3.   "Assumed Contracts"............................................-1-
     1.4.   "Buyer's Knowledge"............................................-1-
     1.5.   "Claimant".....................................................-1-
     1.6.   "Closing"......................................................-2-
     1.7.   "Closing Date".................................................-2-
     1.8.   "Consents".....................................................-2-
     1.9.   "Contracts"....................................................-2-
     1.10.  "Disclosure Schedule"..........................................-2-
     1.11.  "Effective Time"...............................................-2-
     1.12.  "Escrow Deposit"...............................................-2-
     1.13.  "FCC"..........................................................-2-
     1.14.  "FCC Consent"..................................................-2-
     1.15.  "FCC Licenses".................................................-2-
     1.16.  "Final Order"..................................................-2-
     1.18.  "Indemnitor"...................................................-3-
     1.19.  "Intangibles"..................................................-3-
     1.20.  "Licenses".....................................................-3-
     1.21.  "Lien".........................................................-3-
     1.22.  "Permitted Liens"..............................................-3-
     1.23.  "Personal Property"............................................-3-
     1.24.  "Purchase Price"...............................................-4-
     1.25.  "Real Property"................................................-4-
     1.26.  "Seller's Knowledge"...........................................-4-
     1.27.  "Stations".....................................................-4-

SECTION 2.  SALE AND PURCHASE OF ASSETS AND OTHER CONSIDERATION............-4-
            ---------------------------------------------------
     2.1.   Agreement to Sell and Buy......................................-4-
            -------------------------
     2.2.   Excluded Assets................................................-4-
            ---------------
     2.3.   Purchase Price.................................................-5-
            --------------
     2.4.   Allocation of Purchase Price...................................-5-
            ----------------------------
     2.5.   Payment of Purchase Price......................................-5-
            -------------------------
     2.6.   Assumption of Liabilities and Obligations......................-6-
            -----------------------------------------

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER.......................-6-
            ----------------------------------------
     3.1.   Organization, Standing, and Authority..........................-6-
     3.2.   Authorization and Binding Obligation...........................-7-



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
     3.3.   Absence of Conflicting Agreements and Required Consents........-7-
     3.4.   Governmental Authorizations....................................-7-
     3.5.   Title to Property..............................................-7-
     3.6.   Leased Real Property...........................................-8-
     3.7.   Contracts......................................................-8-
     3.8.   Consents.......................................................-9-
     3.9.   Intangibles....................................................-9-
     3.10.  Financial Condition of Seller..................................-9-
     3.11.  Personnel......................................................-9-
     3.12.  Claims and Legal Actions......................................-10-
     3.13.  Compliance with Laws; Compliance with FCC Regulation..........-11-
     3.14.  Environmental.................................................-11-
     3.15.  Conduct of Business in Ordinary Course; Adverse Change........-12-
     3.16.  Taxes.........................................................-12-
     3.17.  Insurance.....................................................-12-
     3.18   Full Disclosure...............................................-13-

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.......................-13-
            ---------------------------------------
     4.1.   Organization, Standing, and Authority.........................-13-
     4.2.   Authorization and Binding Obligation..........................-13-
     4.3.   Absence of Conflicting Agreements and Required Consents.......-13-
     4.4.   Claims and Legal Actions......................................-13-
     4.5.   Buyer's Knowledge.............................................-14-
     4.7.   Reliance......................................................-14-

SECTION 5.  COVENANTS OF SELLER...........................................-14-
            -------------------
     5.1.   Pre-Closing Covenants.........................................-14-
     5.2.   Closing Covenant..............................................-16-
     5.3.   Post-Closing Covenants........................................-17-

SECTION 6.  COVENANTS OF BUYER............................................-17-
            ------------------

SECTION 7.  SPECIAL COVENANTS AND AGREEMENTS..............................-17-
            --------------------------------
     7.1.   FCC Consent...................................................-17-
     7.2.   Adjustments and Prorations....................................-18-
     7.3.   Risk of Loss..................................................-20-
     7.4.   Confidentiality...............................................-20-
     7.5.   Collection of Accounts Receivable.............................-21-
     7.6.   Trade and Barter..............................................-21-
     7.7.   Brokers.......................................................-21-
     7.8.   Cooperation...................................................-22-
     7.9.   Control of the Stations.......................................-22-
     7.10.  Consultation..................................................-22-

SECTION 8.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER.................-22-
            ---------------------------------------------
     8.1.   Conditions to Obligations of Buyer............................-22-
     8.2.   Conditions to Obligations of Seller. .........................-23-



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
SECTION 9.  CLOSING AND CLOSING DELIVERIES................................-23-
            ------------------------------
     9.1.   Closing.......................................................-24-
     9.2.   Deliveries by Seller..........................................-24-
     9.3.   Deliveries by Buyer...........................................-24-

SECTION 10. TERMINATION...................................................-25-
            -----------
     10.1.  Termination Rights............................................-25-
     10.2.  Disposition of Escrow Deposit; Liquidated Damages.............-26-

SECTION 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND................-26-
            ----------------------------------------------
     11.1.  Representations and Warranties................................-26-
     11.2.  Indemnification by Seller.....................................-26-
     11.3.  Indemnification by Buyer......................................-26-
     11.4.  Procedure for Indemnification.................................-27-
     11.5   Specific Performance..........................................-28-

SECTION 12. MISCELLANEOUS.................................................-28-
            -------------
     12.1.  Fees and Expenses.............................................-28-
     12.2.  Notices.......................................................-29-
     12.3.  Benefit and Binding Effect....................................-29-
     12.4.  Further Assurances............................................-30-
     12.5.  Governing Law.................................................-30-
     12.6.  Headings and References.......................................-30-
     12.7.  Gender and Number.............................................-30-
     12.8.  Entire Agreement..............................................-30-
     12.9.  Counterparts..................................................-30-



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                        RADIO STATIONS WNAX(AM), WNAX-FM
                              Yankton, South Dakota

                            ASSET PURCHASE AGREEMENT

       This ASSET PURCHASE AGREEMENT is made as of the 23rd day of February, 1996, by and between Roy H. Park Broadcasting of the Midwest, Inc., a South Dakota corporation with offices at 1700 Vine Center Office Tower, 333 West Vine Street, Lexington, Kentucky 40507 ("Seller"), and Saga Communications, Inc., a Delaware corporation ("Buyer") with offices at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236.

                                    RECITALS

              A. Seller owns and operates radio stations WNAX(AM), and WNAX-FM, Yankton, South Dakota, operating on 570 KHz and 104.1 MHz, respectively ("Stations"), pursuant to licenses issued by the Federal Communications Commission.

              B. Seller desires to sell and Buyer wishes to buy all the assets used or useful in the operation of the Stations, for the price and on the terms and conditions hereinafter set forth.

              NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein, Buyer and Seller, intending to be legally bound hereby, agree as follows:

SECTION 1.    DEFINITIONS.
              -----------

              The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

              1.1. "Accounts Receivable" means all rights of Seller to payment for: (a) the sale of advertising time by the Stations; and (b) services performed by the Stations.

              1.2. "Assets" means the assets of the Stations being sold, transferred, or otherwise conveyed to Buyer hereunder, including, without limitation, those Assets specified in Section 2.1.

              1.3. "Assumed Contracts" means: (a) those Contracts listed as Assumed Contracts in the Disclosure Schedule 3.7; (b) all Contracts for the sale of time on the Stations and all trade or barter agreements which are outstanding on the Closing Date and which comply with the provisions of Section 3.7; and (c) Contracts entered into between the date hereof and the Closing Date which comply with the provisions of Section 5.1(a).

              1.4. "Buyer's Knowledge" (or words of similar import) means any actual


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knowledge of the following: Edward K. Christian, Norman L. McKee.

              1.5. "Claimant" means a party claiming indemnification pursuant to Section 11.

              1.6. "Closing" means the consummation of the transactions contemplated in this Agreement in accordance with the provisions of Section 9.

              1.7. "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 9.

              1.8. "Consents" means the consents, permits, or approvals of third parties, including governmental authorities, necessary to transfer any of the Assets to Buyer or otherwise to consummate the transactions contemplated hereby.

              1.9. "Contracts" means all contracts, leases, licenses, and other agreements (including without limitation leases for personal property), written or oral, including any amendments or other modifications thereto, that relate to the Assets or the operation of the Stations, to which Seller is a party, including those described in DISCLOSURE SCHEDULE 3.7, together with any additions thereto between the date hereof and the Closing Date.

              1.10. "Disclosure Schedule" means the Disclosure Schedules relating to this Agreement titled "WNAX(AM), WNAX-FM Disclosure Schedule" separately delivered to Buyer.

              1.11. "Effective Time" means 12:01 a.m., local New York, New York time, on the Closing Date.

              1.12. "Escrow Deposit" means the sum of Three Hundred Fifty Thousand U.S. Dollars ($350,000) cash which is being deposited by Buyer with Media Venture Partners (the "Escrow Agent") on the date hereof pursuant to the terms of an Escrow Agreement among Buyer, Seller and Escrow Agent, the form of which is attached hereto as Exhibit A.

              1.13. "FCC" means the Federal Communications Commission.

              1.14. "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses from Seller to Buyer as contemplated by this Agreement.

              1.15. "FCC Licenses" means those Licenses issued by the FCC to Seller in connection with the business and operations of the Stations, including those listed in the DISCLOSURE SCHEDULE 1.15, together with any additions or changes thereto between the date hereof and the Closing Date.

              1.16. "Final Order" means an action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no timely filed petition for stay, reconsideration or administrative or judicial appeal or SUA SPONTE action of

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the FCC with comparable effect is pending and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such SUA SPONTE action of the FCC has expired.

              1.17 "Financial Statements" means Seller's unaudited profit and loss statements and balance sheets.

              1.18. "Indemnitor" means a party from whom indemnification is claimed pursuant to Section 11.

              1.19. "Intangibles" means all copyrights, trademarks, tradenames, service marks, service names, licenses, patents, permits, the call letters "WNAX(AM)" and "WNAX-FM " logos, service marks, computer software, magnetic media, business and sales lists, advertising and promotional materials, privileges, proprietary information, technical information and data, machinery and equipment warranties, all goodwill relating to the stations, and other similar intangible property rights and interests applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and used or useful in the business and operations of the Stations, including those listed as Intangibles in DISCLOSURE SCHEDULE 1.19.

              1.20. "Licenses" means all licenses, permits, and other authorizations, including the FCC Licenses, issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the business and operations of the Stations, including those listed as Licenses in DISCLOSURE SCHEDULE 1.20, together with any additions thereto between the date hereof and the Closing Date.

              1.21. "Lien" means any mortgage, lease, deed of trust, lien, pledge, hypothecation, assignment, deposit arrangement, option, right of first refusal, indenture, license, security interest, encumbrance, right of way, easement, encroachment or similar arrangement of any kind or nature.

              1.22. "Permitted Liens" means: (a) Liens for taxes, assessments, or similar governmental charges for levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired; and (b) Liens set forth in DISCLOSURE SCHEDULE 1.22.

              1.23. "Personal Property" means the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, (including all studio and transmission equipment and transmission towers wherever located) and other tangible personal property used or useful in the operation of the Stations, including, without limitation that property described as Personal Property in DISCLOSURE SCHEDULE 1.23 and all computer discs and tapes, plans, diagrams, blueprints, schematics, and books and records relating to the operation of the Stations, filings with the FCC and executed copies of the Contracts, together with any additions thereto between the date hereof and the Closing Date.

              1.24. "Purchase Price" means the purchase price specified in
Section 2.3.

              1.25. "Real Property" means the interests in real property, including all leaseholds, easements, licenses, rights to access, and rights of way, and all improvements thereon, identified and described as Real Property in DISCLOSURE SCHEDULE 1.25.

              1.26. "Seller's Knowledge" (or words of similar import) means any actual knowledge of those persons listed as Seller's representatives in DISCLOSURE SCHEDULE 1.26.

              1.27. "Stations" means the radio stations described in the first recital to this Agreement.

SECTION 2.    SALE AND PURCHASE OF ASSETS AND OTHER CONSIDERATION.
              ---------------------------------------------------

              2.1. AGREEMENT TO SELL AND BUY. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets and rights of every kind and nature, real, personal and mixed, now or hereafter owned or held by Seller and used or useful in the business or operations of the Stations, wherever located, other than the assets specified in Section 2.2, free and clear of any claims, liabilities, Liens, conditions, or encumbrances (except for Permitted Liens, and except for any condition that is part of the express terms of any License or Assumed Contract), including without limitation the following:

              (a)   The Personal Property;

              (b)   The Licenses;

              (c)   The Real Property;

              (d)   The Assumed Contracts; and

              (e)   The Intangibles.

              2.2. EXCLUDED ASSETS. The Assets shall exclude the following assets:

                    (a) Seller's cash on hand and cash equivalents as of the Effective Time and all other cash and cash equivalents in any of Seller's bank accounts, prepaid expenses, any and all insurance policies, bonds, letters of credit, or other similar items, and any cash surrender value and insurance proceeds in regard thereto;

                    (b) All Accounts Receivable of the Stations existing as of the Effective Time, other than receivables in respect of trade or barter transactions;

                    (c) All books and records that Seller is required by law to retain, and books and records related solely to internal corporate matters;

                    (d) All claims, rights, and interest in and to any refunds for federal, state, or local franchise, income, or other taxes or fees of any nature whatsoever;

                    (e) Any pension, profit-sharing, or employee benefit plans.

              2.3. PURCHASE PRICE. The purchase price to be paid by Buyer for the Assets shall be Seven Million U.S. Dollars ($7,000,000) plus assumption of the Assumed Liabilities pursuant to Section 2.6. Prorations of expenses and revenues shall be made in accordance with Section 7.2.

              2.4. ALLOCATION OF PURCHASE PRICE. Promptly after the Closing, Buyer and Seller shall determine the allocation of the Purchase Price in accordance with Treasury Regulation section 1.1060-1T based upon the approximate relative fair market values of the Purchased Assets, as determined by a nationally recognized appraisal firm chosen by Buyer and reasonably acceptable by Seller (it being anticipated that the Purchase Price will be allocated first to such of the Purchased Assets as are tangible to the extent of the approximate fair market values thereof on the Closing Date, with the balance to intangible Purchased Assets). Buyer shall pay all fees and expenses of such appraisal firm. Seller and Buyer will report the federal income tax consequences of the sale and acquisition of the Purchased Assets under this Agreement in a manner consistent with the foregoing, and will file Forms 8594 in the manner and at the times required by Treasury Regulation section 1.1060-1T. Buyer shall prepare drafts of Form 8594 reflecting the respective Purchase Price allocations determined as provided above in accordance with Treasury Regulation section 1.1060-1T for Seller and Buyer, such draft Forms 8594 to be provided to Seller within one hundred eighty (180) days following the Closing Date, but in no event later than the due date for Seller's Federal income tax return for the period including the Closing Date; and Seller's consent to such drafts shall not be unreasonably withheld or delayed.

              2.5. PAYMENT OF PURCHASE PRICE. Payment of the Purchase Price for the Assets shall be made as follows:

                    (a) ESCROW DEPOSIT. The Escrow Deposit has been paid to the Escrow Agent on the date of this Agreement. The Escrow Deposit shall be held pursuant to the Escrow Agreement executed by and among Buyer, Seller, and Escrow Agent in the form of EXHIBIT A hereto, and accounted for at Closing, as set forth below.

                    (b) CASH PORTION AND POST-CLOSING ESCROW DEPOSIT. On the Closing Date, the Escrow Agent will release to Seller all of the Escrow Account balance save One Hundred Thousand Dollars ($100,000), which will be retained by the Escrow Agent as security for Seller's obligations to Buyer pursuant to the terms of the Escrow Agreement (the "Post-Closing Escrow"). On the Closing Date, Buyer shall cause to be paid in immediately available funds by wire transfer to a bank account designated in writing by Seller at leaset one (1) day prior to the Closing Date, the remainder of the Purchase Price. Pursuant to the Escrow
Agreement: (i) six (6) months following the Closing, Fifty Thousand Dollars ($50,000) of the Post-Closing Escrow together with the earnings thereon less the amount of any asserted indemnification claims shall be released from the Post-Closing Escrow and paid to Seller; and (ii) twelve (12) months following the Closing the balance of the Post-Closing

Escrow together with the earnings thereon less the amount of any then asserted indemnification claims shall be released from the Post-Closing Escrow and paid to Seller.

                    (c) PRORATIONS. Prorations of expenses and revenues shall be made in accordance with Section 7.3.

              2.6.  ASSUMPTION OF LIABILITIES AND OBLIGATIONS.

                    (a) ASSUMPTION. Except as provided in Section 2.6(b), as of the Effective Time, Buyer shall assume and undertake to pay, discharge, and perform the following (the "Assumed Liabilities"): (i) insofar as they relate to the period after the Effective Time, all the obligations and liabilities of Seller under the Assumed Contracts; (ii) all obligations and liabilities arising out of events occurring after the Effective Time related to Buyer's ownership of the Assets or its operation of the Stations after the Effective Time; and (iii) any obligations of Seller assigned to Buyer as part of (and only to the extent of) the adjustments and prorations pursuant to Section 7.2 of this Agreement. Other than as specified in this Section 2.6(a), Buyer shall assume no obligations or liabilities of Seller.

                    (b) LIMITATION. Notwithstanding any provision of this Agreement to the contrary, Buyer shall not assume: (i) any obligations or liabilities whether or not under any Contract not included in the Assumed Contracts; (ii) any obligations or liabilities under the Assumed Contracts relating to the time period prior to the Effective Time; (iii) any claims or pending litigation or proceedings relating to any action with respect to the operation of the Stations prior to the Effective Time; (iv) any insurance policies of Seller, and (v) all obligations and liabilities arising out of events occurring before the Effective Time related to Seller's ownership of the Assets or its operation of the Stations before the Effective Time. All such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF SELLER.
              ----------------------------------------

              Seller represents and warrants to Buyer as follows:

              3.1. ORGANIZATION, STANDING, AND AUTHORITY. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Dakota and is duly qualified to conduct business and in good standing in the State of South Dakota. Seller has the requisite corporate power and authority to: (i) own, lease, and use the Assets as now owned, leased, and used; (ii) conduct the business of operating the Stations as now conducted; and (iii) execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms. Seller has not been known by or used any other corporate, or any fictitious or other name in the conduct of the Stations' business or in connection with the use or operation of the Assets.

              3.2. AUTHORIZATION AND BINDING OBLIGATION. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary corporate actions, including stockholder approval, if required, on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally.

              3.3. ABSENCE OF CONFLICTING AGREEMENTS AND REQUIRED CONSENTS. Subject to obtaining the Consents listed in DISCLOSURE SCHEDULE 3.3 and the FCC Consent, the execution, delivery, and performance of this Agreement (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Certificate or Articles of Incorporation or By-Laws of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of, any performance required by the terms of any financing, debt or equity agreement or any material agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound; and (v) will not create any claim, Lien, charge, or encumbrance upon any of the Assets.

              3.4. GOVERNMENTAL AUTHORIZATIONS. Except as set forth in DISCLOSURE SCHEDULE 3.4, the Seller has in effect all federal, state, and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease, or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit. Except as set forth in the Disclosure Schedule, the FCC Licenses: (i) constitute all authorizations issued to Seller by the FCC in connection with the operation of the Stations; (ii) are in full force and effect; (iii) are valid for the balance of the current license term applicable generally to radio stations licensed in South Dakota; (iv) constitute all authorizations required under the Communications Act of 1934, as amended, and the rules and regulations of the FCC for the operation of the Stations substantially as now conducted; (v) to Seller's knowledge, are not subject to any pending or threatened FCC investigations or enforcement or other proceedings; and (vi) the FCC Licenses are free and clear of any restrictions which might limit the full operation of the Stations (other than restrictions under the terms of the licenses themselves and restrictions imposed by FCC rules). Seller is not aware of any reason why the FCC Licenses would not be renewed in the ordinary course.

              3.5.  TITLE TO PROPERTY. Except as set forth in DISCLOSURE
SCHEDULE 3.5, the Seller has good and marketable title to, or valid leasehold interests in, all of the Assets. All of the Assets are free and clear of all Liens other than those set forth in DISCLOSURE SCHEDULE 3.5 all of which (unless otherwise specified in DISCLOSURE SCHEDULE 3.5) will be released or discharged on or before the Closing Date and except for Permitted Liens. Seller has access to all Real Property pursuant to valid easements included as part of the Assets or pursuant to public rights of way. All utilities servicing the Stations have access to the properties of the Stations pursuant to valid easements or pursuant to public rights of way. No condemnation or eminent domain proceedings are pending or threatened with respect to any of the Leased Real Property or the Real Property, nor has any such property been condemned. Except as set forth in DISCLOSURE SCHEDULE 3.5, the Seller has complied in all respects with the terms of all leases to which it is a party and under which it is in occupancy, all such leases are in full force and effect, and the Seller enjoys peaceful and undisturbed possession under all such leases. The Assets constitute all of the property that is used or held by the Seller or others for use by the Stations, or necessary to operate the Stations as they are now being operated. The Personal Property is in good operating condition and repair (reasonable wear and tear excepted), is maintained in compliance with good engineering practice and is otherwise sufficient to permit the Stations to operate in accordance with the FCC Licenses, the underlying construction permits of the Stations, and the rules and regulations of the FCC. To the best of Seller's knowledge, all of the Stations' equipment is type-approved or type-accepted where such type-approval or type-acceptance is required.

              3.6. LEASED REAL PROPERTY. All of the Real Property that is occupied by Seller pursuant to a lease or license (the "Leased Real Property") is held at the rates and for terms ending on the dates shown in DISCLOSURE
SCHEDULE 1.25 pursuant to the agreements there described, which are the sole and complete agreements concerning Seller's use of Leased Real Property. Except as set forth in DISCLOSURE SCHEDULE 1.25: (i) there are no encroachments upon any Real Property or Leased Real Property; (ii) none of the buildings, structures or improvements (including without limitation any ground radials, guy wires or guy anchors) constructed on the Real Property or Leased Real Property encroach on any adjoining real estate; and (iii) all such buildings, structures or improvements are constructed in conformity with or are "grandfathered" with respect to all "setback" lines, easements and other restrictions or rights of record or that have been established by any applicable building, safety or zoning code or ordinance.

              3.7. CONTRACTS. Except as set forth in DISCLOSURE SCHEDULE 3.7, the Contracts listed in DISCLOSURE SCHEDULE 3.7 constitute all of the agreements which are required to conduct the business of the Stations as it is presently being conducted except for: (i) contracts with advertisers for the sale of advertising time on the Stations at the Stations' prevailing rates which are not prepaid and which may be cancelled by the Stations without penalty on not more than thirty (30) business days' notice; (ii) trade or barter agreements for advertising time entered into in the ordinary course of business; and (iii) contracts and agreements which are not material to the operation of either Station, involve the payment of not more than Five Thousand Dollars ($5,000) in the aggregate amount during the life of such contract or agreement and which may be terminated by the Stations without penalty on not more than thirty (30) days' notice. Except as specifically noted in DISCLOSURE SCHEDULE 3.7, all Contracts are in full force and effect and are valid, binding, and enforceable in accordance with their terms, and, to the best of Seller's knowledge, there is not under any Contract, any default by any party thereto or any event that, after notice or lapse of time or both, would constitute a default. Except for the Consents listed in DISCLOSURE SCHEDULE 3.3 and the FCC Consent, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and the assignment of the Assumed Contracts to Buyer will not affect the validity, enforceability, or continuation of any of the Assumed Contracts. Seller has delivered to Buyer true and complete copies of all Contracts listed in DISCLOSURE SCHEDULE 3.7.

              3.8.  CONSENTS. Except for the FCC Consent provided for in Section
7.1 and the other Consents listed in DISCLOSURE SCHEDULE 3.3, no consent, approval, permit, or authorization of or declaration to or filing with any governmental or regulatory authority or any other third party is required: (i) to consummate this Agreement and the transactions contemplated hereby; (ii) to permit Seller to assign or transfer the Assets to Buyer; or (iii) to enable Buyer to operate the Stations in essentially the same manner as they are now operated.

              3.9. INTANGIBLES. DISCLOSURE SCHEDULE 1.19 lists all Intangibles registered under Federal or state law as patents, trademarks or service marks. To the best of Seller's knowledge, Seller is not infringing upon or otherwise acting adversely to any trademarks, tradenames, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending with respect thereto.

              3.10. FINANCIAL CONDITION OF SELLER.. DISCLOSURE SCHEDULE 3.10 contains copies of Seller's Financial Statements for the fiscal years ending December 31, 1991, 1992, 1993, 1994 and 1995. The Financial Statements have been or, in the case of those to be provided after the date hereof, will be prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Seller, and present fairly the financial condition of the Seller as of their respective dates and the results of operations for the periods then ended.

              3.11. PERSONNEL.

                    (a) EMPLOYEES AND COMPENSATION. DISCLOSURE SCHEDULE 3.11(a) contains: (i) a true and complete list of all persons employed by the Stations and a description of their compensation; (ii) a description of all employee benefit plans or arrangements applicable to the employees of the Stations and all fixed or contingent liabilities or obligations of Seller with respect to any person now or formerly employed by Seller at the Stations, including, without limitation, pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements, and vacation, sick leave, disability, and termination arrangements or policies, including worker's compensation policies; and (iii) copies of all applicable plan documents, trust documents, insurance contracts, contracts with employees, and summary plan descriptions of the written plans and arrangements described above. Except as set forth in DISCLOSURE SCHEDULE 3.11(a): (i) all employee benefits and welfare plans or arrangements described above were established and have been executed, managed, and administered without material exception in accordance with all applicable requirements of the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, and other applicable laws; (ii) Seller is not aware of the existence of any governmental audit or examination of any of such plans or arrangements or of any facts that would lead it to believe that any audit or examination is pending or threatened; and (iii) no action, suit, or claim with respect to any of such plans or arrangements is pending or, to the best of Seller's knowledge, threatened. Except as set forth in DISCLOSURE SCHEDULE 3.11(a), Seller has not promulgated any policy or entered into any agreement relating to the payment of severance pay to any employee whose employment may be terminated or suspended, voluntarily or otherwise, by Seller. Seller is not a party to, or bound by or negotiating any collective bargaining agreement or union organization efforts affecting either Station, nor is it aware of any current solicitations of its employees with respect thereto. Seller has substantially complied with and is not in default in any material respect under any laws, rules and regulations, relating to employment of labor, including those relating to wages, hours, equal employment opportunities, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and has withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and is not liable for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. Seller has not consented to any final decree involving any claim of unfair labor practice and has not been held in any final judicial proceeding to have committed any unfair labor practice and there are no material controversies pending or threatened between Seller and any of its employees.

                    (b) AGREEMENTS. Except as set forth in DISCLOSURE SCHEDULE 3.11(b): (i) Seller is not a party to or subject to any collective bargaining agreements with respect to either Station; (ii) Seller has no contracts of employment with any employee of the Stations other than contracts terminable at will or on less than thirty (30) days notice without penalty or severance obligations on the part of the Stations.

              3.12. CLAIMS AND LEGAL ACTIONS. Except as set forth in DISCLOSURE
SCHEDULE 3.12 and except for investigations and rule making proceedings affecting the radio broadcasting industry generally, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or, to the best of Seller's knowledge, threatened, against or relating to Seller, its properties, the Assets, or the business of the Stations, that, individually or in the aggregate, could reasonably be expected to: (i) have a material adverse effect on the Seller or the Stations; (ii) impair the ability of the Seller to perform its obligations under this Agreement; or (iii) prevent the consummation of any of the transactions contemplated by this Agreement.

              3.13. COMPLIANCE WITH LAWS; COMPLIANCE WITH FCC REGULATION. Except as set forth in DISCLOSURE SCHEDULE 3.13:

                    (a) Seller has complied with all laws, regulations and orders, the violation of which could have a material adverse effect upon either Station or the transactions contemplated herein, and all requirements of insurance carriers applicable to the Stations, and the present uses by Seller of the Stations' assets and properties do not violate any such laws, regulations, orders or requirements. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency, board of arbitration or other governmental authority. Seller is not charged with, or to its knowledge threatened with, a charge of or under investigation with respect to, any violation of any provision of any federal, state, local or municipal law or administrative ruling or regulation relating to each Station.

                    (b) The operation of the Stations and all of the Assets are in compliance in all material respects with: (i) all applicable engineering standards required to be met under applicable FCC rules; and (ii) all other applicable federal, state and local rules, regulations, requirements and policies, including all applicable FCC rules.

              3.14. ENVIRONMENTAL. Except as disclosed in DISCLOSURE SCHEDULE 3.14:

                    (a) To the reasonable knowledge of Seller, there are no substances or conditions, in, on, under or emanating from the Real Property, including, without limitation, surface waters and subsurface waters thereof, which could support a claim or cause of action under any and all currently applicable federal, state or local environmental statutes, ordinances, regulations or guidelines.

                    (b) To the reasonable knowledge of Seller, the Real Property and the improvements thereon and the use and operations thereof are currently in compliance with all currently applicable and effective requirements relating to health, safety, and protection of the environment, and are in compliance with all permits required thereby, except to the extent any such noncompliance would not have a material and adverse effect on the Seller, the Stations or the Assets.

                    (c) To the reasonable knowledge of Seller, there has been no spillage or leaks at the Real Property associated with the filling, draining, or use of any underground storage tanks which requires clean-up or remediation under currently applicable and effective law.

                    (d) Seller has not generated, treated, stored or disposed of, nor, in any manner, arranged for disposal or treatment of, any Hazardous Waste (as defined in the Resource Conservation and Recovery Act 42 U.S.C. Subsection 6901 ET SEQ.) on the Real Property, and to the reasonable knowledge of Seller there is no Hazardous Substance (as hereinafter defined) present on, in or under the Real Property above any applicable threshold level which now required clean up or remediation under Section 121 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Subsection 9621. "Hazardous Substances" for purposes of this Agreement shall mean: (i) hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Subsection 9601 ET SEQ., and/or any other applicable federal, state, or local law, regulation, ordinance or requirement, as in effect on the date hereof; (ii) petroleum, including but not limited to crude oil or any fraction thereof; (iii) asbestos in any form or condition; and (iv) any radioactive material, including, but not limited to, any source, special nuclear or by-product material as defined at 42 U.S.C. Subsection 2011 ET SEQ., as in effect on the date hereof.

                    (e) Seller is not and has not been subject to, or received any notice of, any private, administrative or judicial action, relating to the presence or alleged presence of Hazardous Substance in, under, upon or emanating from the Real Property; and there are no pending or, to Seller's knowledge, threatened actions or proceedings from any governmental agency or any other person or entity regarding any matter relating to health, safety, or protection of the environment at the Real Property.

                    (f) To the reasonable knowledge of Seller, there are no conditions on properties adjacent to the Real Property which would reasonably be expected to prevent continued compliance of the Real Property with any federal, state or local law, regulation, ordinance or requirement presently in effect relating to protection of the environment.

                    (g) To the reasonable knowledge of Seller, Seller does not own, lease, possess, or control at the Real Property any polychlorinated biphenyls (PCB) or PCB contaminated fluids or equipment, or any material or substance containing asbestos.

              3.15. CONDUCT OF BUSINESS IN ORDINARY COURSE; ADVERSE CHANGE. Except as set forth in Disclosure SCHEDULE 3.15, since November 30, 1995, Seller has conducted the business of the Stations in the ordinary course and between November 30, 1995 and the date hereof, there has been no change in the condition (financial or otherwise), results of operations, business, assets or profits of either Station which individually or in the aggregate, is, or would be likely in the future to be, materially adverse to such Station's condition, results of operations, business, assets or profits.

              3.16. TAXES. Seller has, or by the Closing Date will have, paid and discharged all taxes, assessments, excises and other levies relating to the Assets, excepting such taxes, assessments, and other levies as will not be due until after the Closing Date and that are to be prorated between Buyer and Seller hereunder. Seller has withheld and collected and, where applicable, paid to the proper governmental authorities all taxes, levies and other assessments which Seller is required by law to withhold or collect.

              3.17. INSURANCE. DISCLOSURE SCHEDULE 3.17 lists the type of insurance policy, the limits of the policies and the deductible amount of the policies that are currently in force and effect with respect to the Stations or the Assets. All premiums due and payable on such policies have been paid.

              3.18. FULL DISCLOSURE. No representation or warranty made by Seller contained in this Agreement nor any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading.

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF BUYER.
              ---------------------------------------

              Buyer represents and warrants to Seller as follows:

              4.1. ORGANIZATION, STANDING, AND AUTHORITY. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. As of the Closing Date, Buyer will be duly qualified to conduct its business in the State of South Dakota. Buyer has the requisite corporate power and authority to: (i) own, lease, and use the Assets; (ii) conduct the business of operating the Stations; and (iii) execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.

              4.2. AUTHORIZATION AND BINDING OBLIGATION. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable remedies.

              4.3. ABSENCE OF CONFLICTING AGREEMENTS AND REQUIRED CONSENTS. Subject to obtaining the Consents, the execution, delivery, and performance of this Agreement by Buyer and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Articles of Incorporation or By-Laws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

              4.4. CLAIMS AND LEGAL ACTIONS. Except as set forth in a letter dated February ___, 1996 separately delivered to Seller, there is no action, suit, proceeding, or investigation pending or, to Buyer's Knowledge, threatened that, if decided against Buyer, would materially and adversely affect Buyer's ability to perform its obligations under this Agreement or the transactions contemplated thereby.

              4.5. BUYER'S KNOWLEDGE. Except as set forth in a letter dated February ___, 1996 separately delivered to Seller, to Buyer's Knowledge, Buyer is qualified legally, financially and otherwise to become the assignee of the Licenses, including the FCC Licenses, under the Communications Act of 1934, as amended prior to the date of this Agreement, and the rules, regulations and policies of the FCC as in effect on the date of this Agreement. Except as set forth in a letter dated February __, 1996 separately delivered to Seller, to Buyer's Knowledge, there are no facts that could prevent, hinder, discourage, or delay the FCC from issuing the FCC Consent.

              4.6. FULL DISCLOSURE. No representation or warranty made by Buyer contained in this Agreement nor any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading.

              4.7. RELIANCE. Buyer has not relied on any representation or statement made by Seller, or any person acting on Seller's behalf, except as specifically provided in this

Agreement, the Exhibits and Schedules hereto and the Disclosure Schedule.

SECTION 5.    COVENANTS OF SELLER.
              -------------------

              5.1. PRE-CLOSING COVENANTS. Seller covenants and agrees that between the date hereof and the Closing Date, Seller will conduct the business and operations of the Stations diligently in the ordinary course, and, except as contemplated by this Agreement or with the prior written consent of Buyer, Seller will act in accordance with the following:

                    (a) CONTRACTS. Seller will not enter into any contract or commitment relating to the Stations or the Assets which, if entered into prior to the date hereof would have been required to be disclosed on DISCLOSURE
SCHEDULE 3.7. Seller will not amend or terminate any Assumed Contract (or waive any substantial right thereunder), or incur any obligation (including obligations relating to the borrowing of money or guarantee of indebtedness), except in the ordinary course of business and consistent with the other provisions of this Agreement and the past practices of the Stations. Seller will follow its usual and customary policies with respect to extending credit for sales of time on the Stations and with respect to collecting accounts receivable arising from such extension of credit.

                    (b) ENCUMBRANCES. Seller will not create, assume, or permit to exist any mortgage, pledge, Lien, or other charge or encumbrance or rights affecting any of the Assets, except for those in existence on the date of this Agreement and disclosed in DISCLOSURE SCHEDULE 3.5 and except for mechanics liens, liens for current taxes which are not yet due and payable, and other similar liens, all of which will either be discharged on or before the Closing Date or be included in the adjustments and prorations pursuant to Section 7.2 of this Agreement.

                    (c) DISPOSITIONS. Seller will not sell, assign, lease, or otherwise transfer or dispose of any of the Assets except: (i) in the ordinary course of business when such Assets are no longer used or useful in connection with the operations of the Stations and are immaterial dispositions, which in the aggregate will not exceed Ten Thousand Dollars ($10,000); or (ii) in connection with the acquisition of replacement property of equivalent kind and value.

                    (d) WAIVERS. Seller will not waive any material right relating to the Stations or the Assets, except for waivers of immaterial rights in the ordinary course of business.

                    (e) LICENSES. Seller will not cause or permit, by any act or failure to act, any of the Licenses to expire or to be surrendered or modified, or take any action that would cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses, or fail to prosecute with due diligence any pending applications to any governmental authority in connection with the operation of the Stations, or take any other action within its control that could reasonably be expected to result in the Stations being in noncompliance in any material respect with the requirements of the Communications Act of 1934, as amended, or any other applicable law, or the rules and regulations of the FCC or any other governmental authority having jurisdiction. Seller will take all reasonable steps to defend and protect the integrity of the Stations' signal and service contours and participate actively in any FCC proceedings of which it becomes aware (other than those generally affecting the broadcasting industry) which may reasonably be expected to result in a material adverse affect upon the operations of the Stations, with the goal of minimizing such effect upon the Stations. Seller will provide Buyer promptly upon receipt thereof, a copy of (i) any notice from the FCC or any other governmental authority of the revocation, suspension, or limitation of the rights under, or of any proceeding for the revocation, suspension, or limitation of the rights under (or that such authority may in the future, as the result of failure to comply with laws or regulations or for any other reason, revoke, suspend or limit the rights under) any License, or any other license or permit held by Seller respecting either Station, and (ii) copies of all protests, complaints, challenges or other documents filed with the FCC by third parties concerning either Station and, promptly upon the filing or making thereof, copies of Seller's responses to such filings.

                    (f) CONSENTS. Seller will use best efforts to obtain the Consents, without any material change in the terms or conditions of any Assumed Contract that could be materially less advantageous to the Stations than those pertaining under the Assumed Contract as in effect on the date hereof.

                    (g) BOOKS. Seller will maintain the books and records of the Stations in accordance with prior practice.

                    (h) ACCESS TO INFORMATION. Seller will give to Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all books and records relating thereto, and will furnish or cause to be furnished to Buyer and its authorized representatives all information relating to the Assets that they reasonably request (including any financial reports and operations reports produced with respect to the Stations).

                    (i) MAINTENANCE OF ASSETS. Seller will maintain all of the Stations' property and assets or replacements thereof in their present condition as represented in this Agreement, ordinary wear and tear excepted. Seller will maintain supplies of inventory and spare parts consistent with past practice.

                    (j) COMPLIANCE WITH LAWS. Seller will comply in all material respects with all rules and regulations of the FCC, and with all other applicable laws, rules, and regulations to which it is subject. Upon receipt of notice of violation of any law, rule, or regulation, Seller will use reasonable efforts to contest in good faith or cure the violation prior to the Closing Date.

                    (k) INSURANCE. Seller will maintain in force adequate hazard and liability insurance policies, or comparable coverage, for the Stations and the Assets.

                    (l) PRESERVATION OF BUSINESS. Seller will use its reasonable efforts until the Closing Date to preserve the business and organization of the Stations intact, to keep available to the Stations its present employees, and to preserve for the Stations its present relationships with suppliers and customers and others having business relations with it.

                    (m) FINANCIAL STATEMENTS. Within thirty (30) days after the end of each month, Seller will furnish to Buyer the Financial Statements of each Station for such period, prepared in accordance with generally accepted accounting principles on a basis consistent with past practice; provided that for the month the Closing occurs, such Financial Statements will be prepared for the portion of such month during which Seller operated such Station;

                    (n) NOTICE OF COMMENCEMENT OF PROCEEDINGS OR CHANGE IN CONDITION. Seller shall provide written notice to Buyer as soon as possible and in any event within five (5) business days of Buyer obtaining knowledge of the occurrence of any of the following events, stating in detail the nature thereof:
(i) any proceedings instituted against Seller by or in any federal or state court or before any commission, board or other regulatory body, federal, state or local, which, if adversely determined, would have a material adverse effect upon Seller's ability to perform any of its obligations under this Agreement;
(ii) any action or threatened action against Seller involving either Station in any court, or any action against Seller before the FCC or any other governmental agency; and

                    (o) SATISFACTION OF CONDITIONS. Seller will use its best efforts to cause all of the conditions to Closing set forth in Section 8.1 to be fulfilled.

              5.2. CLOSING COVENANT. On the Closing Date, if the conditions set forth in Section 8.2 have been satisfied, Seller will sell, transfer, convey, assign, and deliver to Buyer the Assets as provided in Section 2 of this Agreement and make the deliveries provided in Section 9.2 of this Agreement.

              5.3.  POST-CLOSING COVENANTS.

                    (a) ACCESS. Seller will provide Buyer access and the right to copy for a period of three (3) years from the Closing Date, any books and records relating to the Assets but not included in the Assets, provided that such information is kept confidential and is not disclosed by Buyer except as and to the extent required by applicable law and except as required in the normal course of Buyer's business.

                    (b) FURTHER DOCUMENTS. After the Closing, Seller will execute and deliver to Buyer any additional bills of sale or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

SECTION 6.    COVENANTS OF BUYER.
              ------------------

              On the Closing Date, if the conditions set forth in Section 8.1 have been satisfied, Buyer shall purchase the Assets from Seller as provided in
Section 2 of this Agreement and shall make the deliveries provided in Section
9.3 of this Agreement.

SECTION 7.    SPECIAL COVENANTS AND AGREEMENTS.
              --------------------------------

              7.1. FCC CONSENT. The assignment of the FCC Licenses as contemplated by this Agreement shall be subject to the prior consent and approval of the FCC. Promptly upon the execution of this Agreement, Buyer and Seller shall prepare for filing with the FCC an appropriate application for FCC Consent, which shall be filed with the FCC within five (5) business days after the date hereof. All FCC filing fees shall be paid one-half by each of Seller and Buyer. The parties shall thereafter prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if: (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by such party of any of its representations, warranties, or covenants hereunder; and (ii) compliance with the condition would have a material adverse effect upon it; provided, however, that a condition requiring Buyer to file periodic reports with the FCC concerning affirmative action and equal employment opportunity shall not be deemed to have a material adverse effect on Buyer. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent (but nothing herein shall be construed to limit any party's right to terminate this Agreement pursuant to Section 10 of this Agreement). If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 10.1, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 10.1.

              7.2. ADJUSTMENTS AND PRORATIONS. All revenues arising from the operation of the Stations up until the Effective Time and all expenses arising from the operation of the Stations up until the Effective Time, including business and license fees (including any retroactive adjustments thereof), utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes, and employee benefits (except as provided in paragraph 7.2(b) below), and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall receive all revenues and be responsible for all expenses, costs, and liabilities allocable to the period prior to the Effective Time, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period after the Effective Time, subject to the following:

                    (a) CONTRACTS. There shall be no adjustment and Seller shall remain solely liable with respect to any Contracts not included in the Assumed Contracts, and any other obligation or liability not being assumed by Buyer in accordance with Section 2.6.

                    (b) EMPLOYEE COMPENSATION; SEVERANCE. Buyer will be responsible only for the severance costs listed on DISCLOSURE SCHEDULE 3.11(A) for each of the Stations' employees to whom Buyer does not offer employment after the Closing Date. In no event will the total amount of Buyer's costs associated with any employee under this Paragraph 7.3(b) exceed the total amount listed on DISCLOSURE SCHEDULE 3.11(A) for such employee.

Seller is solely responsible for any other termination costs due to the Stations' employees, including, without limitation, the severance costs associated with any employee hired by Buyer in accordance with this provision and subsequently fired or terminated from employment within one (1) year from the Closing Date. Buyer agrees to notify Seller in writing promptly following the firing or involuntary termination following the Closing of any employee listed on DISCLOSURE SCHEDULE 3.11(A) specifying the reasons therefor. Seller is free to pay the Stations' employees additional termination or retention benefits as it may see fit, for which Buyer has no responsibility whatsoever. Buyer shall reimburse Seller, or Seller shall receive a credit on the Closing Date for severance costs assumed by Buyer hereunder.

                    (c) TRADE AND BARTER. To the extent that the aggregate value by which the Stations' post-closing obligations under trade, barter or similar arrangements for the sale of advertising time (with the exception of program barter agreements) is greater than the aggregate value of the goods, services or other items to be received by the Stations after the Closing, Buyer shall be entitled to receive the difference; provided, however, that such adjustment or proration shall not be made unless such difference is more than Ten Thousand Dollars ($10,000). Seller shall not enter into any new such arrangements that are not satisfied in full by the Closing without the Buyer's express written consent. Buyer shall receive a credit for any amount by which the aggregate amount paid to Seller under prepaid time sales contracts exceeds the value or advertising attributable to such payments which is required to be run by the Stations after the Closing pursuant to the terms of such contracts.

                    (d) MANNER OF DETERMINING PRORATIONS. The prorations pursuant to this Section 7.2. will be determined in accordance with the following procedures:

                        (i) No later than sixty (60) business days after the Closing Date, Buyer will deliver to Seller a statement setting forth Buyer's determination of the settlement prorations pursuant to Section 7.2, which shall be certified by Buyer to be true and complete as of the Closing Date. If Seller disputes the amount of the settlement prorations determined by Buyer, it shall deliver to Buyer within thirty (30) business days after its receipt of Buyer's statement a statement setting forth its determination of the amount of the settlement prorations. If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the 30-day period specified in the preceding sentence, Buyer's determination of the settlement prorations shall be conclusive and binding on the parties as of the last day of the 30-day period.

                        (ii) Buyer and Seller shall use their good faith efforts to resolve any dispute involving the determination of the settlement prorations. Each party shall provide the other party with access and the right to copy any books and records in its possession relating to its determination of the settlement prorations. If the parties are unable to resolve the dispute within fifteen (15) business days following the delivery of Seller's statement, each of Buyer and Seller shall select an independent certified public accountant, who shall be knowledgeable and experienced in the operation of radio broadcasting stations, and the two accountants so chosen shall attempt to resolve the dispute. If said accountants are not able to do so within forty-five
(45) business days following the delivery of Seller's statement, the two accountants shall agree upon a third accountant, and the dispute shall be resolved by the decision of the majority of the accountants, which shall be conclusive and binding on the parties. Any fees of the accountants shall be split equally between the parties.

                    (e) PAYMENT OF PURCHASE PRICE AND PRORATIONS. The Purchase Price and settlement prorations shall be paid as follows:

                        (i) PAYMENT OF PURCHASE PRICE. Escrow Agent and Buyer shall pay or cause to be paid to Seller at the Closing the Purchase Price less the Post-Closing Escrow.

                        (ii) PAYMENTS TO REFLECT FINAL DETERMINATION OF PRORATIONS.

                    (1) If the aggregate of the prorations and adjustments, as finally determined pursuant to Section 7.2(d)(i) and Section 7.2(d)(ii) (the "Prorations") results in an amount due from Buyer to Seller, Buyer shall pay such amount to Seller, in immediately available funds within five (5) business days after the date on which the Prorations are so determined.

                    (2) If the Prorations result in an amount due from Seller to Buyer, Seller shall pay to Buyer within five (5) business days or, at Buyer's election, Buyer shall retain an amount equal to such amount from amounts collected by Buyer pursuant to Section 7.5 with respect to Seller's accounts receivable. Any amounts collected by Buyer with respect to Seller's accounts receivable and not permitted to be retained pursuant to this paragraph shall be remitted to Seller in accordance with Section 7.5. If the amounts of Prorations due from Seller to Buyer exceeds the amount of Seller's accounts receivable collected by Buyer prior to the date on which the Prorations are determined, Seller shall pay to Buyer, in immediately available funds within five (5) business days after the date on which the Prorations are determined, the difference between the amount owed to Buyer with respect to the Prorations, reduced by the amount of Seller's accounts receivable collected by Buyer which have not already been remitted to Seller prior to the date on which the Prorations are determined. Buyer shall be entitled to retain the amount of Seller's accounts receivable collected by Buyer prior to the date on which the Prorations are determined, and, if Seller makes the payment to Buyer provided for in this paragraph, Buyer shall remit to Seller in accordance with Section
7.5 any amounts subsequently collected by Buyer with respect to Seller's accounts receivable.

              7.3. RISK OF LOSS. The risk of loss or damage to any of the Assets from fire or other casualty or cause shall be upon Seller at all times up until the Closing Date. If material loss or damage to the Assets occurs, Seller shall have the option: (i) to repair or cause to be repaired and to restore prior to the Closing Date the Assets to their condition prior to any such loss or damage; or (ii) subject to the agreement of Buyer, to reduce the Purchase Price by the amount of insurance proceeds received in connection with such loss or damage. In the event of any such loss or damage, Seller shall notify Buyer promptly of same in writing, specifying with particularity the loss or damage incurred, the cause thereof, if known or reasonably ascertainable, and the insurance coverage. The proceeds of any claim for any loss payable under any insurance policy with respect thereto shall, at the option of Seller, be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. If Seller has notified Buyer that it elects to repair, replace or restore the Property and the property is not completely repaired, replaced or restored on or before the Closing Date specified in Section 9, the Buyer, at its sole option, may: (i) postpone the Closing until such time as the property has been completely repaired, replaced or restored, and, if necessary, the parties shall join in an application or applications requesting the FCC to extend the effective period of its consent to the assignment application; (ii) consummate the Closing and accept the property in its then condition, in which event Seller shall assign to Buyer all proceeds of insurance covering the property involved and shall pay Buyer an amount equal to the deductible portion of such insurance.

              7.4. CONFIDENTIALITY. Each party hereto will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other party all information obtained by it in connection with the transactions contemplated hereby, and will provide a certificate to that effect. Buyer will provide Seller with a copy of and the opportunity to comment on any public announcement concerning the subject matter of this Agreement prior to its release; PROVIDED, further, HOWEVER, that Buyer has no obligation to amend, modify or supplement any public announcement pursuant to Seller's requests, and Buyer has no obligation to obtain Seller's consent prior to releasing any public announcement.

              7.5. COLLECTION OF ACCOUNTS RECEIVABLE. Buyer agrees to use reasonable efforts to collect Seller's accounts receivable in the normal and ordinary course of business as Seller's agent for collection and will apply all such amounts collected to the debtor's oldest account receivable (unless and only to the extent that such debtor disputes that such account receivable is properly due); provided, however, that such obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection unless authorized in writing by Seller. Buyer agrees to cooperate fully with Seller, at Seller's expense, as to any litigation or other collection efforts instituted by Seller to collect delinquent accounts receivable. If authorized by Seller, and at Seller's expense, Buyer shall have full power and authority as Seller's agent for collection to settle disputes, effect compromises, institute and terminate suits relating thereto and generally to pursue such collections in accordance with Buyer's customary collection procedures, including employment of counsel or a collection agency or any other extraordinary means, in all instances acting as agent for Seller but without any necessity to disclose that fact. If necessary or advisable in Buyer's sole discretion, Buyer may effect any or all such collections and perform authorized acts relating thereto as agent for an undisclosed principal. If at any time Buyer determines that any such accounts are uncollectible, Buyer shall notify Seller of such determination and upon Seller's written request shall furnish or make available to Seller all records, files and data relating to such accounts and Buyer's determination of uncollectibility. Except as expressly provided herein, Buyer shall have no responsibility for any obligation regarding any of Seller's accounts receivable. Buyer's obligation to collect accounts receivable as Seller's agent shall expire at the end of the fourth full month following the Closing Date, and, within fifteen (15) business days after the end of such month, Buyer shall render a statement or report showing accounts collected and uncollected, together with a check or draft for the total amount of such collections net of any sales commissions, agency or similar amounts (determined by Buyer and accepted by Seller after consultation) to be payable in connection with cash accounts receivable collected on Seller's behalf.

              7.6. TRADE AND BARTER. Subject to the provisions of Section 7.2(c) hereof, Seller will bring all trade accounts into balance prior to Closing.

              7.7.  BROKERS.

                    (a) SELLER'S BROKER. Seller represents and warrants to Buyer that except for its retention of Media Venture Partners (for which Seller acknowledges full responsibility) neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Seller hereby agrees to indemnify and hold harmless Buyer and its affiliated corporations from and against any claim that Seller or any person or entity acting on its behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

                    (b) BUYER'S BROKER. Buyer represents and warrants to Seller that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Buyer hereby agrees to indemnify and hold harmless Seller and its parent and affiliated corporations from and against any claim that Buyer or any person or entity acting on its behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

              7.8. COOPERATION. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their obligations under this Agreement, and Buyer and Seller will use their best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

              7.9. CONTROL OF THE STATIONS. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, or direct, or attempt to control, supervise or direct the operations of the Stations; those operations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of Seller.

              7.10. CONSULTATION. Subject to the provisions of Section 7.9, between the date hereof and the Closing, Seller will consult with Buyer's management with a view to informing such management as to the operation, management, and business of the Stations.

SECTION 8.    CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER.
              ---------------------------------------------

              8.1. CONDITIONS TO OBLIGATIONS OF BUYER. All obligations of Buyer at the Closing hereunder are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                    (a) REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                    (b) COVENANTS AND CONDITIONS. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                    (c) FCC CONSENT. The FCC Consent shall have been granted and shall have become a Final Order and all other material Consents designated by an asterisk in DISCLOSURE SCHEDULE 3.3 shall have been granted and received.

                    (d) DELIVERIES. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 9.2.

                    (e) ENVIRONMENTAL REPORT. Seller shall, within ten (10) business days after the date hereof, at Buyer's and Seller's expense in equal part, provide to Buyer a Phase I environmental assessment of the Real Property (the "Phase I Audit Report") performed by Dames & Moore. If the Phase I Audit Report demonstrates that any of the Real Property is not in full compliance with all environmental laws, or that further investigation into such compliance is warranted, Buyer may, within ten (10) business days after receipt of such report: (i) mutually agree with Seller to make such further investigation at Seller's and Buyer's expense in equal part; or (ii) terminate this Agreement. If Buyer fails to so notify Seller, Buyer will be deemed to have accepted the environmental condition of the Real Property, subject to the representations and warranties of Seller herein and subject to the provisions of Section 2.6(b).

                    (f) TITLE COMMITMENT. Seller shall, within ten (10) business days after the date hereof, at Buyer's and Seller's expense in equal part, provide to Buyer a Title Commitment from Chicago Title Insurance Company. If the Title Commitment is not reasonably satisfactory to Buyer, Buyer may, with ten
(10) business days after receipt of the Title Commitment, notify Seller of Buyer's exceptions to the report. Seller shall use their best efforts to cure such defects. If any such defects cannot be cured, Buyer shall have ten (10) business days after notice by Seller to Buyer that such defects cannot be cured to either: (i) terminate this Agreement by notice to Seller; or (ii) elect to proceed. If Buyer fails to so notify Seller of its exceptions to the report, Buyer will be deemed to have accepted the condition of title, subject to the representations, warranties and covenants of Seller herein.

              8.2. CONDITIONS TO OBLIGATIONS OF SELLER. All obligations of Seller at the Closing hereunder are subject at Seller's option to the fulfillment prior to or at the Closing

Date of each of the following conditions:

                    (a) REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                    (b) COVENANTS AND CONDITIONS. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to and at the Closing Date.

                    (c) FCC CONSENT. The FCC Consent shall have become a Final Order.

                    (d) DELIVERIES. Buyer shall have made or stand willing to make all the deliveries set forth in Section 9.3.

SECTION 9.    CLOSING AND CLOSING DELIVERIES.
              ------------------------------

              9.1.  CLOSING.

                    (a) CLOSING DATE. The Closing shall take place at 10:00 a.m. on a date as agreed to by Buyer and Seller within five (5) business days following the later of: (i) the date upon which the FCC Consent has become a Final Order.

                    (b) CLOSING PLACE. The Closing shall be held at the offices of Eckert Seamans Cherin & Mellott, One International Place, 18th Floor, Boston, MA 02110, or any other place that is agreed upon by Buyer and Seller.

              9.2. DELIVERIES BY SELLER. Prior to or on the Closing Date, Seller shall deliver to Buyer the following in form and substance reasonably acceptable to Buyer and its counsel:

                    (a) TRANSFER DOCUMENTS. Duly executed bills of sale, deeds and other transfer documents which shall be sufficient to vest good title to the Assets in the name of Buyer, free and clear of all claims, encumbrances and Liens other than Permitted Liens.

                    (b) CONSENTS. A copy of the FCC Consent and each material Consent listed in DISCLOSURE SCHEDULE 3.3 which is designed with an asterisk.

                    (c) RESOLUTIONS. Copies of resolutions adopted by the Boards of Directors and, if required, stockholders, of Seller, authorizing, and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Seller as being true and complete on the Closing Date.

                    (d) CERTIFICATE. A certificate, dated as of the Closing Date, executed by an authorized officer of Seller, certifying: (i) that Seller has obtained proper corporate authorization, including the consent of stockholders, necessary to the consummation of this

Agreement; (ii) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (iii) that Seller has performed in all material respects all of its obligations and agreements and complied in all material respects with all of its covenants set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

                    (e) OPINION OF COUNSEL. (1) The opinion of Eckert Seamans Cherin & Mellott, counsel to Seller (who may rely, as to matters of South Dakota law, on the opinion of local South Dakota counsel to Seller); and (2) the opinion of Gardner, Carton & Douglas, special FCC counsel to Seller, both reasonably satisfactory to Buyer and its counsel in form and substance covering those matters customary in transactions of this type.

              9.3. DELIVERIES BY BUYER. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                    (a) PURCHASE PRICE. The Purchase Price less the Post-Closing Escrow, as provided in Section 2.5 of this Agreement.

                    (b) ASSUMPTION AGREEMENT. A duly executed assumption agreement, pursuant to which Buyer will assume and undertake to perform Seller's obligations under the Assumed Contracts arising after the Effective Time, to the extent specified in Section 2.6.

                    (c) RESOLUTIONS. Copies of resolutions adopted by Buyer, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct on the Closing Date. and

                    (d) CERTIFICATE. A certificate, dated as of the Closing Date, executed on behalf of Buyer by the President of Buyer, certifying: (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (ii) that Buyer has performed in all material respects all of its obligations and agreements and complied in all material respects with all of its covenants set forth in this Agreement to be performed or complied with on or prior to the Closing Date.

                    (e) POST-CLOSING ESCROW. Evidence of deposit of the Post-Closing Escrow with the Escrow Agent pursuant to Section 2.5.

                    (f) OPINION OF COUNSEL. The opinion of Edwards and Angell, counsel to Buyer, reasonably satisfactory to Seller and its counsel in form and substance covering those matters customary in transactions of this type.

SECTION 10.   TERMINATION.
              -----------

              10.1. TERMINATION RIGHTS. This Agreement may be terminated by either

Buyer or Seller, if the terminating party is not then in material default and provides written notice to the other party upon the occurrence of any of the following:

                    (a) CONDITIONS. If on the Closing Date any of the conditions precedent to the obligations of the terminating party set forth in this Agreement have not been satisfied or waived in writing by the terminating party.

                    (b) JUDGMENTS. If there shall be in effect on the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing of this Agreement.

                    (c) UPSET DATE. If the Closing Date shall not have occurred on or before December 31, 1996.

                    (d) BREACH. If a breach of this Agreement shall have occurred by either party and continues uncured for more than fifteen (15) business days following written notice by the non-breaching party specifying in reasonable detail the nature of the breach.

              10.2. DISPOSITION OF ESCROW DEPOSIT; LIQUIDATED DAMAGES. In the event this Agreement is terminated by Seller pursuant to Section 10.1(d), and if all conditions to Buyer's obligations to consummate the transactions contemplated herein shall have been fulfilled, the Escrow Deposit and earnings thereon shall be delivered to Seller as liquidated damages, which shall be the sole remedy of Seller for such breach and Seller shall thereafter have no other recourse against Buyer or any of its affiliates under or on account of this Agreement. In any other case, if this Agreement is terminated, then the Escrow Deposit and earnings thereon shall be delivered to Buyer.

SECTION 11.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.
              --------------------------------------------------------------

              11.1. REPRESENTATIONS AND WARRANTIES. Except as otherwise specifically set forth herein, the representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months.

              11.2. INDEMNIFICATION BY SELLER. Seller hereby agrees, subject to
Section 11.4(e), to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                    (a) BREACH. Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein or in any certificate, document, or instrument delivered to Buyer hereunder.

                    (b) OBLIGATIONS. Any and all obligations of Seller not assumed by Buyer pursuant to the terms of this Agreement, including any and all liabilities arising at any time under any Contract not included in the Assumed Contracts.

                    (c) OWNERSHIP. Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations prior to the Effective Time, including any and all liabilities arising under the Licenses or the Contracts which relate to events occurring prior to the Effective Time.

                    (d) LEGAL MATTERS. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

              11.3. INDEMNIFICATION BY BUYER. After the Closing, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                    (a) BREACH. Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered to Seller hereunder.

                    (b) OWNERSHIP. Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations on and after the Effective Time, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring after the Effective Time.

                    (c) LEGAL MATTERS. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

              11.4. PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

                    (a) NOTICE. The Claimant shall promptly give notice to the Indemnitor of any claim, whether solely between the parties or brought by a third party, specifying (i) the factual basis for the claim, and (ii) the estimated amount of the claim.

                    (b) INVESTIGATION. With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) business days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within said 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy hereunder.

                    (c) CONTROL. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the Claim, provided that the Indemnitor shall not have the right to assume control of the defense of the Claim unless and until the Indemnitor unconditionally agrees to indemnify the Claimant in full irrespective of the indemnity limitations set forth in Section 11.4(e) and provides the Claimant with satisfactory evidence of the ability to fulfill its indemnity obligations. In such event, the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to the claim.

                    (d) IMMEDIATE ACTION. If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                    (e) LIMITATIONS ON INDEMNIFICATION.

                        (1) Any indemnity payment hereunder shall be limited to the extent of the actual loss or damage suffered by the Claimant and shall be reduced by the amount of any recovery by the Claimant from any third party, including any insurer, and by the amount of any tax benefits received.

                        (2) No party shall be entitled to indemnification hereunder unless the total amount of its claims for indemnification exceeds Fifty Thousand Dollars ($50,000), and in no event shall the aggregate amount for which any party is liable hereunder exceed One Hundred Thousand Dollars ($100,000). Once the claimant exceeds Fifty Thousand Dollars ($50,000) or more in indemnifiable expenses or claims, the Claimant shall be reimbursed in full by the Indemnitor for such amount and shall be indemnified (subject to the limit above) for all claims thereafter. No party shall be entitled to indemnification hereunder for any claim arising from the breach by the other party of its representations and warranties which is not asserted against the Indemnitor within twelve (12) months after the Closing Date.

                        (3) The limitations in Section 11.4(e)(2) shall not apply to any claim for indemnification for any liability of the Claimant to any third party, to the adjustments and prorations to be made pursuant to Section 7.3, or to Buyer's obligations with respect to Seller's Accounts Receivable as set forth in Section 7.6.

              11.5 SPECIFIC PERFORMANCE. The parties recognize that if Seller refuses to Close as and when required under the provisions of this Agreement, monetary damages will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to a right to collect money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

              11.6 INTEREST. Any amounts owed under this Section 11, which are not paid within thirty (30) days following demand therefor, shall bear interest from the date demand for payment thereof is made until payment in full at a rate of fifteen percent (15%) per annum or such lower rate as equals the maximum rate permitted by applicable law.

SECTION 12.   MISCELLANEOUS.
              -------------

              12.1. FEES AND EXPENSES. Seller and Buyer shall share equally all FCC filing fees (including any subsequently instituted tax on the assignment of FCC licenses). Seller shall bear the cost of the title insurance premium and all other filing fees, transfer taxes, sales taxes, document stamps, or other charges levied by any governmental entity on account of or in connection with the transfer of the Assets from Seller to Buyer. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including, without limitation, all fees and expenses of counsel, accountants, agents, and representatives.

              12.2. NOTICES. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received: (i) on the date of personal delivery; (ii) on the date of receipt (as shown on the return receipt) if mailed by registered or certified mail, postage prepaid and return receipt requested; or (iii) on the next business day after delivery to a courier service that guarantees delivery on the next business day if the conditions to the courier's guaranty are complied with, in each case addressed as follows:

If to Seller:             Roy H. Park Broadcasting of the Midwest, Inc.
                          1700 Vine Center Office Tower
                          333 West Vine Street
                          Lexington, KY  40507
                          Attn:  Wright M. Thomas, President

with a copy to:           Stephen I. Burr, Esquire
                          Eckert Seamans Cherin & Mellott
                          One International Place, 18th Floor
                          Boston, MA  02110

If to Buyer:              Saga Communications, Inc.
                          73 Kercheval Avenue
                          Grosse Pointe Farms, MI  48236
                          Attn:  Edward K. Christian
with a copy to:           Stephen O. Meredith, Esquire
                          Edwards & Angell
                          101 Federal Street
                          Boston, MA  02110

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 12.2.

              12.3. BENEFIT AND BINDING EFFECT. Both parties hereto may assign this Agreement without the prior written consent of the other party hereto. Such assignment shall not, however, release such party from its duties and obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              12.4. FURTHER ASSURANCES. The parties shall execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

              12.5. GOVERNING LAW. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of South Dakota (without regard to the choice of law provisions thereof).

              12.6. HEADINGS AND REFERENCES . The headings and table of contents herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement. For purpose of this Agreement, the words "hereof", "herein", "hereby", and other words of similar import refer to this Agreement as a whole, including all Appendices, Annexes and Schedules hereto. Reference herein to Articles, Sections, Appendices, Annexes and Schedules unless otherwise designated, shall be to the relevant Articles, Sections, Appendices, Annexes and Schedules hereof and hereto. All dollar amounts referred to herein are in United States Dollars.

              12.7. GENDER AND NUMBER. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

              12.8. ENTIRE AGREEMENT. This Agreement, all schedules hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

              12.9. COUNTERPARTS. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

       IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Buyer and Seller as of the date first written above.


                                        SAGA COMMUNICATIONS, INC.


                                        By: /s/ Norman L. McKee
                                            ------------------------------------
                                        Name: Norman L. McKee
                                              ----------------------------------
                                        Title: Senior Vice President
                                               ---------------------------------



                                        ROY H. PARK BROADCASTING OF
                                        THE MIDWEST, INC.

                                        By: /s/ Wright M. Thomas
                                            ------------------------------------
                                        Name:   Wright M. Thomas
                                        Title:  President

                                        By: /s/ Gary B. Knapp
                                            ------------------------------------
                                        Name:   Gary B. Knapp
                                        Title:  Director

                                        By: /s/ Donald R. Tomlin, Jr.
                                            ------------------------------------
                                        Name:   Donald R. Tomlin, Jr.
                                        Title:  Director

         LIST OF EXHIBITS AND SCHEDULES





Exhibit A - Escrow Agreement





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